Exhibit 15.3

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

FINANCIAL STATEMENTS

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

CONTENTS

Report of Independent Registered Public Accounting Firm	F-1

Financial Statements:

Balance Sheet —
As of December 31, 2013	F-2 to F-3

Statement of Operations and Comprehensive Income —
For the Year ended December 31, 2013	F-4
Statement of Changes in Equity holders’ Equity —
For the Year Ended December 31, 2013	F-5

Statement of Cash Flows —
For the Year ended December 31, 2013	F6 to F-7

Notes to Financial Statements	F-8 to F-23

Report of Independent Registered Public Accounting Firm

Reanda shen [2014] No.A3061

The Board of Directors and Shareholders

Zhongtianxin Science and Technology Co., Limited

We have audited the accompanying balance sheets of Zhongtianxin Science and Technology Co., Limited  as of December 31, 2013 and the related statements of comprehensive gain, shareholders’ equity, and cash flows for year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the United States Generally Accepted Auditing Standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zhongtianxin Science and Technology Co., Limited at December 31, 2013, and the results of its operations and its cash flows for the year in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

Reanda CPAs Co., Ltd

Beijing, the People’s Republic of China

April 29, 2014

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

BALANCE SHEETS

(Amounts expressed in thousands of U.S. dollars, except number of shares and per share data)

		As of December 31
	Note	2013
Assets
Current assets:
Cash and cash equivalents		3,455
Restricted cash	NOTE-3	1,024
Available-for-sale securities		6,561
Amounts due from related party	NOTE-12	6,836
Accounts receivable , net of provision for doubtful accounts		25,753
Inventories	NOTE-4	11,962
Prepayments and other current assets	NOTE-5	7,087
Deferred tax assets-current		56
Total current assets		62,734
Property, equipment and software, net	NOTE-6	7,622
Land use rights	NOTE-7	12,103
Intangible asset		11,347
Total assets		93,806

		As of December 31
	Note	2013
Liabilities and equity
Current liabilities:
Accounts payable		478
Amounts due to related parties	NOTE-12	19,375
Taxes payable		5,330
Advances from customers		102
Accrued expenses and other current liabilities	NOTE-9	1,992
Deferred government grant		29,975
Total current liabilities		57,252
Product warranty		532
Total liabilities		57,784
Equity:
Paid-in capital		15,973
Additional paid-in capital		16,175
Statutory reserve		319
Translation reserve		724
Accumulated deficit		2,831
Total shareholders’ equity attributable to Zhongtianxin		36,022
Total equity		36,022
Total liabilities and equity		93,806

The accompanying notes are an integral part of these financial statements.

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

STATEMENTS OF COMPREHENSIVE GAIN

(Amounts expressed in thousands of U.S. dollars, except number of shares and per share data)

		Years ended December 31
	Note	2013
Net revenue		26,351
Third parties		22,049
Related parties		4,302
Cost of revenue		(18,942)
Gross profit		7,409
Operating expenses:
Research and development, net	NOTE-10	(186)
Selling and marketing		(1,205)
General and administrative		(1,600)
Total operating expenses		(2,991)
Income from operations		4,418
Interest income, net		19
Others		84
Income before income taxes		4,522
Income tax (expense)/benefit		(1,196)
Net income		3,326

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

STATEMENTS OF SHAREHOLDERS’ EQUITY

(Amounts expressed in thousands of U.S. dollars, except number of shares and per share data)

			Statutory and			Total
	Paid-in	Capital	Non-Statutory	Retained	Translation	Equity Holders’
	Capital	Surplus	Reserves	Earnings	reserve	Equity
Balance, December 31, 2012	8,381	—	—	-177	66	8,270
Capital injection	7,592	16,175	—	—	—	23,767
Net income for the year	—	—	319	3,008	658	3,985
Balance, December 31, 2013	15,973	16,175	319	2,831	724	36,022

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

STATEMENTS OF CASH FLOWS

(Amounts expressed in thousands of U.S. dollars, except number of shares and per share data)

2013
Cash flows from operating activities:
Net income	3,326
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	53
Amortization of land use rights	121
Amortization of intangible assets	493
Deferred income tax benefits	56
Changes in assets and liabilities:
Restricted cash	(1,024)
Accounts and notes receivable	(25,753)
Amounts due from related parties	(5,114)
Inventories	(11,219)
Prepaid expenses and other - related parties	(51)
Prepaid expenses and other - non-related parties	(7,053)
Accounts payable	(265)
Amounts due to related parties	19,251
Taxes payable	5,334
Advances from customers	102
Accrued expenses and other current liabilities - related parties	124
Accrued expenses and other current liabilities - non related parties	710
Product warranty	532
Deferred government grants	29,418
Net cash (used in)/provided by operating activities	9,041
Cash flows from investing activities:
Changes in restricted cash
Purchase available-for-sale securities	(6,561)
Purchase of property, equipment and software	(5,707)
Land use rights payments	(12,224)
Net cash provided by/(used in) investing activities	(24,492)

The accompanying notes are an integral part of these consolidated financial statements.

2013
Cash flows from financing activities:
Capital injection	11,927
Net cash provided by/(used in) by financing activities	11,927
Effect of exchange rate changes on cash and cash equivalents
Net (decrease)/increase in cash and cash equivalents	3,524
Cash and cash equivalents at beginning of year	6,979
Cash and cash equivalents at end of year	3,455
Supplemental disclosure of cash flow information:
Payable for purchase of property and equipment
Cash paid during the year for:
Interest

The accompanying notes are an integral part of these consolidated financial statements.

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands of U.S. dollars unless otherwise stated)

NOTE-1. ORGANIZATION AND PRINCIPAL ACTIVITIES

Zhongtianxin Science and Technology Co., Limited (the “Company”) was formed on September 10, 2012. It is established by the Vimicro China, Shanxi Guoxin Investment (Group) Corporation and VMF Consulting Company. The Vimicro China and Shanxi Guoxin Investment (Group) Corporation directly hold 49% of equity interest in company respectively , and an additional 2% of equity interest is held by VMF Consulting Company on behalf of Vimicro China as a nominee shareholder. The Company primarily engages in sales of security and surveillance products.

NOTE-2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The financial statements have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”).

Use of estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant accounting estimates reflected in the financial statements mainly include useful lives of property, equipment and software and other long-lived assets, realization of deferred tax assets and uncertain tax positions, provision for doubtful accounts, write-down of inventories, share-based compensation expenses, estimated selling price for multiple element deliverables, goodwill and intangible assets, assumptions used in the valuation of the Non-core business and mobile business.

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands of U.S. dollars unless otherwise stated)

NOTE-2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Concentration of risk

Business and economic risks

The Company’s operating results are significantly dependent on its ability to develop and market products. The Company faces rapid technology advancement which requires the Company to continually improve the performance, features and reliability of its products. Inability of the Company to successfully develop and market its products as a result of competition or other factors would have a material adverse effect on the Company’s business, financial condition and results of operations.

Concentration of risk

Concentration of credit risk

Financial instruments that are potentially subject to credit risk consist of cash and cash equivalents, temporarily restricted cash and accounts receivable. Deposits held with financial institutions were not protected by statutory or commercial insurance. In the event of bankruptcy of one of these financial institutions, the Company may be unlikely to claim its deposits back in full. The Company continues to monitor the financial strength of the financial institutions.

Fair value of financial measurements

ASC 820, Fair value measurement and Disclosure (“ASC820”) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy. Although the adoption of ASC 820 did not impact the Company’s financial position, results of operations, or cash flow, ASC 820 requires additional disclosures to be provided on fair value measurement.

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — Other inputs that are directly or indirectly observable in the marketplace.

Level 3 — Unobservable inputs which are supported by little or no market activity.

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands of U.S. dollars unless otherwise stated)

NOTE-2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Fair value of financial measurements

ASC 820 describes three main approaches to measure the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

The Company’s financial instruments include cash and cash equivalents, restricted cash, accounts and note receivable, accounts payable and accrued liabilities, customer advances and long-term debt. The carrying amounts of the Company’s cash and cash equivalents, and restricted cash approximate their fair value due to the short maturity of those instruments. The carrying amounts of the Company’s receivables and payables approximated their fair values as of the balance sheet dates due to their short maturities and the interest rates available.

Cash and cash equivalents

Cash and cash equivalents represent cash on hand and deposits placed with banks or other financial institutions, which are payable on demand.

Restricted cash

Restricted cash balances comprise cash in bank balances, which are restricted as to withdrawal or usage under the terms of certain contracts or under bank regulations.

Marketable equity securities

Marketable equity securities are classified as available-for-sale and carried at fair value. Unrealized gains and losses, net of tax are recorded in accumulated other comprehensive income, a separate component of shareholders’ equity. Realized gains and losses and declines in value judged to be other-than-temporary, if any, on available-for-sale securities are recorded as gain/(loss) on disposal of available-for-sale securities and impairment of available-for-sale securities respectively under other income/(expense) in the consolidated statements of comprehensive loss. The basis on which the cost of a security sold or the amount reclassified out of accumulated other comprehensive income into earnings is determined by the first in, first out method.

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands of U.S. dollars unless otherwise stated)

NOTE-2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Accounts receivable and provision for doubtful accounts

Accounts receivable are stated at the amount the Company expects to collect. Provisions are made against accounts receivable to the extent that collection is considered to be doubtful. Accounts receivable in the consolidated balance sheets are stated net of such provision, if any.

Inventories

Inventories are stated at the lower of cost or market. The cost is computed on a weighted-average basis. Cost of work in progress and finished goods are comprised of direct materials, direct labor and related manufacturing overhead based on normal operating capacity. Adjustments are made to write down excess or obsolete inventories to their estimated realizable values.

Property, equipment and software

Property, equipment and software are stated at cost less accumulated depreciation and impairment loss.

Property, equipment and software are depreciated at rates sufficient to write off their costs less impairment loss, if any, over their estimated useful lives on a straight line basis. The estimated useful lives are as follows:

Estimated useful lives

Equipment and office furniture	5 years
Motor vehicles	5 years
Purchased software	3 to 5 years
Leasehold improvements	Shorter of the lease term or the estimated useful lives

Expenditures for maintenance and repairs are expensed as incurred.

The gain or loss on the disposal of property, equipment and software is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statements of comprehensive loss.

All direct and indirect costs that are related to the construction of fixed assets and incurred before the assets are ready for their intended use are capitalized as construction in progress.

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands of U.S. dollars unless otherwise stated)

NOTE-2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Capitalized interests

All direct and indirect costs that are related to the construction of fixed assets and incurred before the assets are ready for their intended use are capitalized as construction in progress. Interest expense incurred for qualifying assets are capitalized in accordance with ASC 835-20, Capitalization of Interest .

Intangible assets

Intangible assets with finite useful lives are amortized over their estimated useful lives using the straight-line method and carried at cost less accumulated amortization with no residual value. The estimated useful lives of intangible assets are reviewed at least annually. Intangible assets have useful lives from the date of acquisition as follows:

Intellectual property	10 years

Product warranty

The Company provides warranty on its product sales for a period generally ranging from one to three years from the time of final acceptance or goods delivery. The Company provides for the expected cost of product warranties at the time that revenue is recognized based on an assessment of past warranty experience and when specific circumstances dictate.

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands of U.S. dollars unless otherwise stated)

NOTE-2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Impairment of long-lived assets

Impairment of property, plant and equipment and intangibles

The Company evaluates its long-lived assets or asset group including acquired intangibles with finite lives for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of a group of long-lived assets may not be fully recoverable. When these events occur, the Company valuates the impairment by comparing the carrying amount of the assets to future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Company recognizes an impairment loss based on the excess of the carrying amount of the asset group over its fair value, generally based upon discounted cash flows.

Revenue recognition

If the hardware does not contain the software, the surveillance and security solution cannot be separately marketed and sold to customers. In addition, the Company also provides installation services, which includes software testing and equipment set up for the monitoring room.

The hardware, software and installation in surveillance and security products arrangements are considered multiple accounting units in accordance with ASC 605. The total arrangement consideration is allocated to the individual deliverables on the basis of their relative selling price.

Relative selling price method is based on the selling price of vendor-specific objective evidence (“VSOE”) if available, third-party evidence (“TPE”) if VSOE is not available, or management’s estimated selling price (“ESP”) if neither VSOE nor TPE is available for the delivered items. The Company uses the estimated selling price for each deliverable as neither VSOE nor TPE is available from the Company’s relatively short history engaged in the surveillance and security business. The objective of ESP is to determine the price at which the Company would transact a sale if the deliverable were sold on a stand-alone basis.

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands of U.S. dollars unless otherwise stated)

NOTE-2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Revenue recognition

The Company determines ESP for a deliverable based on the cost plus an estimated profit margin while considering multiple factors including, but not limited to, market conditions, competitive landscape, cost, gross margin objectives and pricing practices. For the hardware and the third-party software component, the Company purchases these items from third party suppliers. In reference to available market information on the price of hardware and third party software and with the Company’s consideration of margins in negotiating the pricing, the Company establishes ESP for hardware and the third-party software component.

The Company recognizes revenue from delivered hardware and software components after obtaining the shipping acceptance from customers and recognizes revenue from installation service after obtaining the acceptance from customers.

The cost of surveillance and security product revenue includes the cost of hardware and software, installation and other services and warranty cost.

Warranty obligation is provided based on the estimated future warranty payment when the underlying revenue is recognized.

Payments received from customers in advance of shipment are initially recorded as advances from customers and recorded as revenue after all the revenue recognition criteria have been met.

Research and development costs

Research and development costs are charged to expense as incurred.

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands of U.S. dollars unless otherwise stated)

NOTE-2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Government grants

Government grants are assistance by government in the form of transfers of resources to an entity in return for past or future compliance with certain conditions relating to the operating activities of the entity. They exclude those forms of government assistance which cannot reasonably have a value placed upon them and transactions with government which cannot be distinguished from the normal trading transactions of the entity.

Grants related to assets are government grants whose primary condition is that an entity qualifying for them should purchase, construct or otherwise acquire long-term assets. Subsidiary conditions may also be attached restricting the type or location of the assets or the periods during which they are to be acquired or held. Grants related to income are government grants other than those related to assets.

Government grants shall be recognized in profit or loss on a systematic basis over the periods in which the entity recognizes as expenses the related costs for which the grants are intended to compensate.

A government grant that becomes receivable as compensation for expenses or losses already incurred or for the purpose of giving immediate financial support to the entity with no future related costs shall be recognized in profit or loss of the period in which it becomes receivable.

Government grants received from PRC government agencies are recognized as deferred government grants and offset against the corresponding expenses as and when they are incurred for the specific research and development projects or general operation purpose for which these grants are received.

Advertising costs

Advertising costs are charged to expense as incurred. Advertising costs is $223 for the years ended December 31, 2013.

Income taxes

Current income taxes are provided on the basis of income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for tax purposes, in accordance with the regulations of the relevant tax jurisdictions.

The Company adopted the provisions of ASC740 Income Taxes (“ASC740”) to clarify the accounting for uncertainty in income taxes. In accordance with the provisions of ASC 740, the Group recognizes in its financial statements the impact of a tax position if a tax return position or future tax position is “more likely than not” to prevail based on the facts and technical merits of the position.

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands of U.S. dollars unless otherwise stated)

NOTE-2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Income taxes

Tax positions that meet the “more likely than not” recognition threshold are measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The Company estimates its liability for unrecognized tax benefits which are periodically assessed and may be affected by changing interpretations of laws, rulings by tax authorities, changes and/or developments with respect to tax audits, and expiration of the statute of limitations. The ultimate outcome for a particular tax position may not be determined with certainty prior to the conclusion of a tax audit and, in some cases, appeal or litigation process. The actual benefits ultimately realized may differ from the Company’s estimates. The Company has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the statements of comprehensive loss.

Foreign currency transactions and translation

The functional currencies of the Company is its respective local currencies. The reporting currency of the Company is the United States Dollar (“USD”). Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the date of the transactions. Monetary assets and liabilities denominated in foreign currencies are remeasured into the functional currency using exchange rates in effect at the balance sheet dates. These exchange differences are included in the statements of comprehensive loss.

Those entities that use a different functional currency other than USD are translated into USD using the applicable exchange rates at balance sheet dates for assets and liabilities and average exchange rates are used for the statements of operations. Translation adjustments resulting from translation of these financial statements are reflected as foreign currency translation adjustment in accumulated other comprehensive income in the shareholders’ equity.

Employee social security and welfare benefit plans

All Chinese employees of the Company’s PRC subsidiaries participate in employee social security plans, including pension, medical, housing and other welfare benefits, organized and administered by relevant government authorities. The premiums and welfare benefit contributions that are borne by these entities are calculated based on percentages of the total salary of employees, subject to certain ceilings and are paid to the respective labor and social welfare authorities.

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands ofU.S. dollars unless otherwise stated)

NOTE-2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Employee social security and welfare benefit plans

The PRC government is responsible for the welfare benefit for the retired employees. The Company has no obligation for post retirement or other welfare benefits beyond the annual contributions.

The welfare benefits expenses was $255for the years ended December 31, 2013.

Comprehensive loss

Comprehensive loss is defined as the changes in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Among other disclosures, ASC 220, Comprehensive income , requires that all items that are required to be recognized under current accounting standards as components of comprehensive loss be reported in a financial statement that is displayed with the same prominence as other financial statements. For each of the periods presented, the Company’s comprehensive loss includes net loss and foreign currency translation adjustments and unrealized gain on marketable equity securities are presented in the statement of comprehensive loss. The Company adopted ASU No. 2011-05, Comprehensive loss  (Topic 220) , Presentation of Comprehensive loss, in the year ended December 31, 2012 by presenting items of net loss and other comprehensive income/(loss) in the consolidated statements of comprehensive loss.

Operating leases

Rental payments under operating leases are charged to expense based on a straight- line method over the period of the leases.

Land use rights

Land use rights include prepayments towards acquisition and land use rights acquired. Land use rights acquired are stated at cost less accumulated amortization and impairment loss. Land use rights are amortized on a straight-line basis over their useful lives.

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands of U.S. dollars unless otherwise stated)

NOTE-3.                                             RESTRICTED CASH

The limit of capital of $1,024, the money mainly represent the land contract funds special deposit.

NOTE-4.                                             INVENTORIES

31-Dec-13
Goods-in-transit	11,962
Inventories, net	11,962

NOTE-5.                                             PREPAYMENTS AND OTHER CURRENT ASSETS

As of December 31
2013
Amounts due from employees	160
Tempary input VAT	5,090
Prepayments to suppliers and other third parties	1,555
Other receivables	282
7,087

NOTE-6.                                             PROPERTY, EQUIPMENT AND SOFTWARE, NET

	Useful Life	31-Dec-13
Office equipment and furniture	5 Years	118
Leasehold improvements	5 Years	2
Vehicles	5 Years	224
Construction in progress	—	7,334
		7,678
Less: accumulated depreciation		(56)
Property and equipment, net		7,622

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands of U.S. dollars unless otherwise stated)

NOTE-7.                                             LAND USE RIGHTS

	Useful Life	31-Dec-13
Land use rights:		12,224
Land use rights1	50 years	4,711
Land use rights2	49.9 years	7,513
Less: accumulated amortization		121
accumulated amortization1		55
accumulated amortization2		66
Land use rights, net		12,103
Land use rights, net1		4,656
Land use rights, net2		7,447

Estimated amortization expense of the land use rights acquired as of December 31, 2013 for each of next five years is as follows:

Years ending December 31:	Amount
2014	245
2015	245
2016	245
2017	245
2018	245
Thereafter	10,888
12,103

NOTE-8    INTELLECTUAL PROPERTY

The changes of intangible assets are as below:

	As of December 31, 2013
	Cost	Accumulated amortization	Impairment	Net
Intellectual property	11,840	-493	—	11,347
	11,840	-493	—	11,347

During the years ended December 31, 2013, the amortization expenses of intangible assets were $ 493.

NOTE-9.                                             ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

As of December 31
2013
Accrued salaries and welfare expenses	33
Payables to other suppliers	1,959
1,992

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands of U.S. dollars unless otherwise stated)

NOTE-10.                                      RESEARCH AND DEVELOPMENT EXPENSES

Years ended December 31
2013
Research and development	242
Less: research and development grants	(56)
Research and development, net	186

There is no assurance that the Company will continue to receive research and development grants.

NOTE-11.                                      TAXATION

(a)                                 Income taxes

Income tax benefit/(expense) of the company is as follows:

Years ended December 31
2013
Current income tax (expense)/benefit	1,252
Deferred income tax benefit	(56)
Income tax (expense)/benefit	1,196

(b)                             PRC Value Added Tax (“VAT”)

According to PRC value-added tax policy, all entities and individuals engaged in the sales of goods, the provision of processing, repair and replacement services, and the importation of goods within the territory of the PRC are taxpayers for VAT and shall pay VAT in accordance with the VAT regulations. Zhongtianxin as the general taxpayers are subject to the output VAT at 17% of selling price of products sold to customers in China, while the purchase of products by those companies are subject to the input VAT at the rate of 17%.

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands ofU.S. dollars unless otherwise stated)

NOTE-12.                                      RELATED PARTY TRANSACTION

The principal related parties with which the Company had transactions during the years presented are as follows:

Name of Related parties	Relationship with the Group
Vimicro International Corporation	51% equity owner of the Company

Shanxi Guoxin Investment (Group) Corporation	49% equity owner of the Company

(a)                                 RELATED PARTY TRANSACTIONS

In addition to the transactions disclosed elsewhere in these financial statements,the Company also had the following related party transactions for the years ended December 31, 2013:

Years Ended December 31
2013
Sales
Vimicro International Corporation	4,302
Purchase of fixed assets and inventories
Purchase f ixed assets from Vimicro International Corporation	77
Purchase inventories from Vimicro International Corporation	27,069
Loan from a related party
Shanxi Guoxin Investment (Group) Corporation	37,111

(b)                     The Group had the following related party balances as of December 31, 2013:

As of December 31
2013
Amounts due from related parties:
Vimicro International Corporation	6,836
Total	6,836
Amounts due to related parties:
Vimicro International Corporation	19,375
Total	19,375

ZHONGTIANXIN SCIENCE AND TECHNOLOGY CO., LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts expressed in thousands ofU.S. dollars unless otherwise stated)

NOTE-13.                                  ACCUMULATED OTHER COMPREHENSIVE INCOME

The movement of accumulated other comprehensive income is as follows:

	Foreign currency translation adjustment	Total
Balance as of December 31, 2013	724	724

Foreign currency translation adjustment	724	724

NOTE-14, PAID IN CAPITAL

As of December 31
2013
Investors
Vimicro China	7,827
Shanxi Guoxin Investment (Group) Corporation	7,827
VMF Consulting Company	319
Total	15,973

Vimicro China and Shanxi Guoxin Investment (Group) Corporation increase paid-in capital 3,721 respectively, and VMF Consulting Company increase paid-in capital 150.

NOTE-15, CAPITAL SURPLUS

As of December 31
2013
Investors
Vimicro China	7,958
Shanxi Guoxin Investment (Group) Corporation	7,894
VMF Consulting Company	363
Total	16,175

The increase of the capital surplus of the Vimicro China is 7,957, the Shanxi Guoxin Investment (Group) Corporation is 7, 894, and the VMF Consulting Company is 323.

Zhongtianxin Science and Technology Co., Limited

April 29, 2014